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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF ELIMINATION

                                       OF

                              SYMPOSIUM CORPORATION

         Symposium Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

First: The Board of Directors of the Corporation, in order to eliminate the Certificate of Designation for the Corporation's Series A Convertible Preferred Stock, as filed with the Secretary of State of Delaware on January 28, 2000 (the "Certificate of Designation"), and all other references to such Series A Convertible Preferred Stock from the Corporation's Certificate of Incorporation, duly adopted the following resolutions at a meeting held on May 5, 2000:

         RESOLVED that no shares of the Series A Convertible Preferred Stock are outstanding and none will be issued.

         FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Certificate of Incorporation all reference to the Series A Convertible Preferred Stock.

Second: None of the authorized shares of the Series A Convertible Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designation.

Third: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Convertible Preferred Stock.

         IN WITNESS WHEREOF, said Symposium Corporation has caused this certificate to be signed by Ronald Altbach, its Chairman of the Board and Chief Executive Officer, this 8th day of June, 2000.


                                     SYMPOSIUM CORPORATION

                                     By:       /s/ Ronald Altbach
                                              ----------------------------------
                                              Ronald Altbach
                                              Chairman of the Board and Chief
                                              Executive Officer